Exhibit 99.1

Quality Distribution, Inc. Announces Launch of

Public Offering of Common Stock

Tampa, FL – March 5, 2012

Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) announced today the launch of a public offering of approximately 5,000,000 shares of its common stock. Quality is offering for sale to the public 2,500,000 shares of its common stock and certain affiliates of Apollo Management, L.P. (“Apollo”) are offering for resale to the public approximately 2,500,000 shares of Quality’s common stock owned by them. Apollo will grant to the underwriters of the common stock offering an option to purchase up to 750,000 additional shares of common stock. Quality intends to use the net proceeds from the sale of shares in this offering for general corporate purposes, including potential acquisitions. Quality may also elect to redeem a portion of its second-priority senior secured notes due 2018. Pending such use of proceeds, Quality will reduce the amounts owing under its ABL facility. Quality will not receive any proceeds from the sale of the shares by the selling stockholders in this offering.

The offering will be made under Quality’s registration statement on Form S-3 filed with the Securities and Exchange Commission. Goldman, Sachs & Co., J.P. Morgan Securities LLC, BofA Merrill Lynch and Credit Suisse Securities (USA) LLC are acting as joint bookrunning managers for the offering. The co-managers for the offering are SunTrust Robinson Humphrey, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, RBC Capital Markets, LLC, Apollo Global Securities, LLC, Avondale Partners and Sterne, Agee & Leach, Inc.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282; J.P. Morgan Securities LLC, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Broadridge Financial Solutions, (866) 803-9204; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department, or by email at dg.prospectus_request@baml.com; Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010; or by contacting Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610, Attn: Corporate Secretary.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services for fresh water, disposal water and oil hauling, serving the gas and oil frac shale energy markets through its wholly owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; our ability to execute plans to profitably operate in the energy logistics markets, our success in entering new markets; adverse weather conditions; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195